DIRTT Reports Third Quarter 2026 Financial Results

CALGARY, Alberta, November 4, 2026 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT”, the “Company”, “we”, “our”, “us” or “ours”) (TSX: DRT; OTCQX: DRTTF), a leader in industrialized construction, today announced its financial results for the three and nine months ended September 30, 2026. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Third Quarter 2026 Highlights and Recent Developments

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Revenue of $44.7 million in the third quarter of 2026, an increase of 19% from the third quarter of 2025.
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Gross profit and gross profit margin for the third quarter of 2026 was $15.7 million or 35.1% of revenue, an increase from $11.5 million or 30.4% of revenue for the same period of 2025.
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Net income after tax for the third quarter of 2026 was $17.1 million compared to net loss after tax of $3.5 million for the same period of 2025 resulting in an improvement of $20.6 million year-over-year. In the third quarter, we recognized $13.1 million of deferred tax asset relating to tax losses of our U.S. entity.
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Adjusted EBITDA1 for the third quarter of 2026 was $6.5 million, or 14.6% of revenue, an increase of $5.4 million from $1.2 million or 3.1% of revenue for the third quarter of 2025. Higher Adjusted EBITDA was mainly driven by a $4.1 million increase in Adjusted Gross Profit1 and a decrease in operating expenses (excluding reorganization costs and stock-based compensation) of $1.3 million.
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Following tariff revisions announced by the U.S. Government on April 6, 2026 and June 8, 2026, the Company believes that the import of DIRTT product into the U.S. is no longer subject to certain tariffs under Section 232 of the Trade Expansion Act of 1962 (“Section 232 tariffs”) on steel and aluminum. We incurred $0.3 million in tariffs and tariff mitigation costs for the quarter ended September 30, 2026 compared to $1.9 million in the same period of 2025.
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Liquidity, comprising unrestricted cash and available borrowings, was $27.7 million at September 30, 2026, compared to $32.1 million at December 31, 2025.
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During the third quarter of 2026, the Company received the third disbursement of net proceeds of $3.7 million from Business Development Bank of Canada to further strengthen our balance sheet.
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On August 7, 2026, evidentiary hearings concluded for DIRTT’s action against Falkbuilt, Messrs. Smed and Loberg and several other former DIRTT employees alleging breaches of restrictive covenants, fiduciary duties, employment duties and confidentiality. Final argument is scheduled for November 18, 2026 to November 20, 2026.
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On November 3, 2026, subsequent to the quarter-end, the Company, together with DIRTT Environmental Solutions, Inc., amended its existing credit facility with the Royal Bank of Canada, which matures on November 30, 2029 and continues to provide for a C$25.0 million senior secured revolving credit facility.

(1) See “Non-GAAP Financial Measures”

Management Commentary

Benjamin Urban, chief executive officer, remarked, “Our third-quarter results reflect meaningful improvement in profitability and operating discipline as our transformation efforts take hold. While uncertainty remains across certain segments of the construction industry and customer decision-making timelines remain measured in some markets, we believe the broader market backdrop has become more constructive than it was a year ago. Customer engagement remains active, project planning continues to advance, and we are seeing greater alignment around project schedules and execution timelines. We remain focused on strengthening pipeline quality and forecasting discipline, enhancing commercial execution, and expanding Construction Services, while continuing to advance our streamlined operating model through the Transformation Office. Together, these efforts position DIRTT to drive sustainable growth and create long-term value for shareholders, partners, and employees.”

Fareeha Khan, chief financial officer, added, “During the third quarter, we continued to make progress on our transformation initiatives, delivering meaningful profitability improvement while maintaining a solid liquidity position and disciplined cost management. We are maintaining our 2026 outlook for revenue of $175.0 million to $185.0 million and Adjusted EBITDA (see “– Non-GAAP Financial Measures”) of $21.0 million to $25.0 million, and based on current project timing and revenue conversion, we currently expect to finish toward the low end of both ranges. We remain confident in the underlying health of the business and, with a stronger operating model and improving pipeline quality, we are well positioned to drive further operational improvements, grow the business, and create long-term value for shareholders.”

Third Quarter 2026 Results

Third quarter 2026 revenue was $44.7 million, an increase of $7.0 million or 19%, from $37.7 million for the same period of 2025.

Gross profit and gross profit margin for the quarter ended September 30, 2026 were $15.7 million or 35.1% of revenue compared to $11.5 million or 30.4% of revenue for the quarter ended September 30, 2025. Adjusted Gross Profit and Adjusted Gross Profit Margin (see “– Non-GAAP Financial Measures”) for the third quarter of 2026 were $16.6 million or 37.1% of revenue. This represents an increase from $12.5 million or 33.1% of revenue in the third quarter of 2025. The increase in Adjusted Gross Profit Margin was mainly attributable to lower tariff costs and higher volumes offsetting increasing material costs. We put in place a 1% aluminum price surcharge on orders placed after March 18, 2026 to help mitigate the impact of rising aluminum prices.

Sales and marketing expenses decreased by $0.7 million to $4.0 million for the quarter ended September 30, 2026, compared to $4.8 million for the quarter ended September 30, 2025. The decrease is primarily due to a $0.6 million decrease in salaries and benefits costs and a $0.2 million decrease in commissions expense.

General and administrative expenses were $4.6 million for the quarter ended September 30, 2026, an increase of $0.1 million from $4.4 million for the quarter ended September 30, 2025. The increase is primarily related to an increase in professional services costs.

Operations support expenses of $1.2 million for the quarter ended September 30, 2026 decreased by $0.6 million from $1.8 million in the same period of 2025. The decrease was primarily due to a $0.5 million decrease in salaries and benefits costs.

Technology and development expenses decreased by $0.1 million to $0.7 million for the quarter ended September 30, 2026, compared to $0.8 million for the quarter ended September 30, 2025. The decrease was primarily related to a $0.1 million decrease in professional services costs.

Stock-based compensation expense for the quarter ended September 30, 2026, was $0.5 million, a decrease from $0.7 million in the same period of 2025. The decrease in expense was largely due to a decrease in restricted share units outstanding for the quarter ended September 30, 2026 compared to the same period of 2025, offset by an increase in performance share units and deferred share units expense in the third quarter of 2026, compared to the third quarter of 2025.

For the quarter ended September 30, 2026, we incurred $0.3 million of reorganization costs compared to $2.6 million during the quarter ended September 30, 2025. Reorganization expenses for the quarters ended September 30, 2026 and 2025 primarily relate to termination benefits (refer to Note 4 of our interim condensed consolidated financial statements for additional information).

In the quarter ended September 30, 2026, we had a foreign exchange loss of $0.05 million compared to a gain of $0.6 million in the quarter ended September 30, 2025, due to the weakening of the Canadian dollar relative to the U.S. dollar throughout the third quarter of 2026.

Interest expense for the quarter ended September 30, 2026 was $0.4 million, compared to $0.5 million for the quarter ended September 30, 2025. This decrease is largely due to repayment of debt throughout the year ended December 31, 2025 and during the first nine months of 2026, reducing the interest payable on current and long-term debt. Offsetting the decreases from the repayment of convertible debentures, interest on the C$15 million loan from the Business Development Bank of Canada advanced during February, March and September 2026 bears an interest rate of 5.8%.

During the quarter ended September 30, 2026, the current and deferred income tax recovery was $13.0 million compared to $0.2 million expense in the same period of 2025. The current period recovery represents the income tax provision after the utilization of non-capital loss carry forwards against current period taxable income and the recording of the deferred tax asset.

Net income after tax for the third quarter of 2026 was $17.1 million compared to $3.5 million net loss after tax for the same period of 2025. The increase in net income is primarily the result of a $4.2 million increase in gross profit, a $2.3 million decrease in reorganization expenses and a $1.5 million decrease in operating expenses (excluding reorganization expenses) and recognition of a $13.0 million deferred tax asset recovery, offset by a $0.7 million increase in foreign exchange loss.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the third quarter of 2026 was $6.5 million, or 14.6% of revenue, an increase of $5.4 million from $1.2 million or 3.1% of revenue for the third quarter of 2025. This increase is attributed to the $4.1 million increase in Adjusted Gross Profit (explained above) and a $1.3 million decrease in operating expenses (excluding reorganization expense and stock-based compensation) discussed above.

Outlook

As we progress through the latter part of 2026, DIRTT continues to build on the operational and commercial improvements achieved over the past eighteen months. Third-quarter revenue was $44.7 million, an increase of 19% over the prior-year period, while year-to-date revenue increased 8% to $127.5 million. Although customer decision-making timelines remain measured in certain markets, we are seeing increased consistency in project qualification, stronger alignment between commercial activity and forecasted revenue opportunities, and improved visibility into the timing of potential project awards.

Our commercial activity continues to support confidence in the business. The moderation in our twelve-month forward pipeline is, in our view, temporary and reflects tactical actions we have taken to improve its quality, including more rigorous opportunity qualification, clearer stage ownership and exit criteria, more structured Salesforce data, and improved pipeline review and reporting. At October 1, 2026, the pipeline was approximately $290 million across more than 1,600 opportunities. We believe a more rigorous pipeline, even at a lower notional value, is more actionable and more likely to convert into revenue over time. With these actions in place, revenue growth remains a priority, and we are focused on building a larger pipeline that converts more consistently into revenue over time.

Construction Services is becoming a more prominent element of our commercial strategy and business development efforts. These engagements typically benefit from contractual arrangements that provide greater visibility following award and support more predictable revenue realization. As the offering scales, we are focused on strengthening project execution, maximizing margin performance, and expanding the range of solutions we can deliver to customers. Reflecting the growing contribution from installation and other services, service revenue reached $3.2 million in the third quarter, up from $1.0 million in the prior-year period, and totaled $6.2 million year to date, compared with $3.2 million in the comparable period of 2025.

We continue to advance DIRTT's transformation across the organization, including process standardization, cost optimization, partner enablement, commercial execution, and greater operating discipline. The improvements in revenue, adjusted gross profit, and Adjusted EBITDA demonstrate the increasing impact of these actions as they become embedded in the business. Third-quarter adjusted gross profit increased 33% year over year to $16.6 million, while adjusted gross profit margin improved to 37.1% from 33.1%. Adjusted EBITDA increased to $6.5 million from $1.2 million, with Adjusted EBITDA margin expanding to 14.6% from 3.1%. While these results reflect meaningful progress, we believe the transformation has not yet reached its full run rate, providing further opportunity for sustained value creation.

On a year-to-date basis, adjusted gross profit increased 14% to $45.5 million, while Adjusted EBITDA increased to $12.7 million from $1.3 million in the comparable period of 2025. Targeted investments in leadership, organizational capability, and go-to-market effectiveness are intended to strengthen commercial execution and support more efficient conversion of opportunities into revenue. Collectively, these efforts are enhancing organizational effectiveness and positioning the Company to drive sustainable revenue growth and profitability.

With $19.3 million of cash at September 30, 2026, improving commercial discipline, and a streamlined operating model, DIRTT remains focused on disciplined execution and building a larger, stronger, and more profitable business for shareholders, partners, and employees.

Financial Guidance

We are maintaining the 2026 guidance communicated on July 31, 2026 (see below). We expect to achieve the lower end of each range.

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2026 Revenue: $175.0 - $185.0 million
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2026 Adjusted EBITDA: $21.0 - $25.0 million

This guidance reflects management’s current assessment of macroeconomic conditions and underlying business fundamentals and incorporates tariff impacts and recent increases in raw material and oil prices arising from geopolitical developments, including the Iran war. Changes in trade policy, tariffs, input costs, or demand and project timing may impact future results. The Company will update guidance if and when such impacts become quantifiable.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for November 5, 2026 at 09:00 a.m. ABT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, and Fareeha Khan, chief financial officer.

The call is being webcast live on the Company’s website at dirtt.com.

A webcast replay of the call will be available on DIRTT’s website. Click here to listen to the live webcast of the call. Following the presentation, DIRTT will take questions from covering analysts. To participate in the question-and-answer session, please use the call-in information below:

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United States – New York (646) 307-1963
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USA + Canada – Toll-Free (800) 715-9871
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Conference ID 6050983

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Product revenue	41,545	36,677	121,252	114,764
Service revenue	3,187	1,039	6,222	3,169
Total revenue	44,732	37,716	127,474	117,933

Product cost of sales	26,822	25,794	78,529	79,512
Service cost of sales	2,199	455	6,249	1,594
Total cost of sales	29,021	26,249	84,778	81,106
Gross profit	15,711	11,467	42,696	36,827

Expenses
Sales and marketing	4,049	4,795	13,296	15,265
General and administrative	4,552	4,429	14,536	15,652
Operations support	1,184	1,801	4,036	5,703
Technology and development	719	805	2,562	3,513
Stock-based compensation	529	742	2,128	2,075
Reorganization	300	2,593	3,723	2,977
Total operating expenses	11,333	15,165	40,281	45,185

Operating income (loss)	4,378	(3,698)	2,415	(8,358)
Interest income	103	226	290	720
Gain on extinguishment of convertible debentures	-	8	-	22
Foreign exchange (loss) gain	(48)	602	337	(1,422)
Interest expense	(362)	(465)	(1,066)	(1,401)
	(307)	371	(439)	(2,081)
Net income (loss) before tax	4,071	(3,327)	1,976	(10,439)
Income taxes
Current and deferred income tax expense (recovery)	(13,049)	157	(12,930)	308
Net income (loss) after tax	17,120	(3,484)	14,906	(10,747)

Net income (loss) per share
Net income (loss) per share − basic	0.09	(0.02)	0.08	(0.06)
Net income (loss) per share − diluted	0.09	(0.02)	0.07	(0.06)

Weighted average number of shares outstanding (in thousands)
Basic	194,391	190,981	193,776	190,693
Diluted	198,815	190,981	199,786	190,693

Non-GAAP Financial Measures

Our interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period-over-period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), tax consequences, reorganization expense, unusual or infrequent charges or gains (such as gain on extinguishment of debt), and stock-based compensation. We remove the impact of foreign exchange gain (loss) from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA. We have not reconciled forward-looking non-GAAP measures, including Adjusted EBITDA guidance. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results, particularly with respect to non-operating income and expenditures, is subject to many factors or future events that are out of our control, and because forecasts or predictions of such U.S. GAAP components are unavailable or not readily predictable, and could significantly impact, either individually or in the aggregate, our comparable GAAP measures. Accordingly, we are unable to provide a reconciliation of the non-GAAP measures used in our outlook without unreasonable efforts.

Depreciation and amortization, stock-based compensation expense, reorganization expense, foreign exchange gains and losses, gain on extinguishment of convertible debt, legal provisions, net interest income on cash deposits, interest expense on outstanding debt and debt facilities, and tax expense (recovery) are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for depreciation and amortization
Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue
EBITDA	Net income (loss) before interest, taxes, depreciation, and amortization
Adjusted EBITDA

EBITDA adjusted to remove foreign exchange gains or losses; reorganization expenses; stock-based compensation expense; unusual or infrequent charges (such as gain on extinguishment of debt); and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to, some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the results for the three and nine months ended September 30, 2026 and 2025 of EBITDA and Adjusted EBITDA to our net income (loss) after tax, and of Adjusted EBITDA Margin to net income (loss) margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited – Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	($ in thousands)		($ in thousands)
Net income (loss) after tax for the period	17,120	(3,484)	14,906	(10,747)
Add back (deduct):
Interest income	(103)	(226)	(290)	(720)
Interest expense	362	465	1,066	1,401
Income tax expense (recovery)	(13,049)	157	(12,930)	308
Depreciation and amortization	1,331	1,534	4,164	4,561
EBITDA	5,661	(1,554)	6,916	(5,197)
Stock-based compensation	529	742	2,128	2,075
Reorganization expense(2)	300	2,593	3,723	2,977
Foreign exchange loss (gain)	48	(602)	(337)	1,422
Gain on extinguishment of convertible debentures(2)	-	(8)	-	(22)
Legal provision (2)	-	-	250	-
Adjusted EBITDA	6,538	1,171	12,680	1,255
Net Income (Loss) Margin(1)	38.3%	(9.2)%	11.7%	(9.1)%
Adjusted EBITDA Margin	14.6%	3.1%	9.9%	1.1%
(1)
Net income (loss) after tax divided by revenue.
(2)
Reorganization expenses (refer to Note 4 of the interim condensed consolidated financial statements), the legal provision, and the gain on extinguishment of convertible debentures are not core to our business and are therefore excluded from the Adjusted EBITDA calculation.

The following table presents a reconciliation for the three and nine months ended September 30, 2026 and 2025 of Adjusted Gross Profit to our gross profit and Adjusted Gross Profit Margin to gross profit margin, which are the most directly comparable GAAP measures for the periods presented:

(Unaudited – Stated in thousands of U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	($ in thousands)		($ in thousands)
Gross profit	15,711	11,467	42,696	36,827
Gross profit margin	35.1%	30.4%	33.5%	31.2%
Add: Depreciation and amortization expense	902	1,013	2,784	2,977
Adjusted Gross Profit	16,613	12,480	45,480	39,804
Adjusted Gross Profit Margin	37.1%	33.1%	35.7%	33.8%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” “continue,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to proposed financings and the terms, timing and use of proceeds thereof; the effect of our Transformation Office on our business and the timing thereof; the benefit of fixed cost leverage; the effect of our strategic priorities on increasing value creation; the impacts of macroeconomic conditions on the Company’s business; the Company’s pipeline; forecast operating and financial results and the impact of certain cost-saving measures; the competitiveness of the Company’s solutions; the liquidity and capital resources of the Company; the outcome and effects that current claims and litigation against the Company; financial condition, results of operations and growth prospects; the effect of tariffs and economic uncertainty on our business, our ability to mitigate any such effects and timing thereof; potential changes to free trade agreements and regulations; our 2026 guidance including with respect to revenue and Adjusted EBITDA, and the timing thereof; project demand and delivery and the timing thereof; capital expenditures and allocation; general economic conditions; our ability to weather economic conditions; the effects and benefits of DIRTT’s tariff response; DIRTT’s ability to convert its pipeline into revenue; and DIRTT’s ability to support its partners, grow its business and invest in long-term growth.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those contained in, or expressed or implied by such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the sections titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission and applicable securities commissions or similar regulatory authorities in Canada on February 25, 2026, as well as the risks and uncertainties described in our subsequent filings with those authorities.

Information in this news release regarding the Company’s financial performance targets may also constitute a financial outlook within the meaning of applicable securities laws and provides information as to management’s expectation as to DIRTT’s financial performance. Readers are cautioned that the financial outlook may not be appropriate for other purposes. Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol “DRTTF”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com